SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE TO/A
(Rule 14d-100)
Tender Offer Statement Under Section 14(d)(1) or Section 13(e)(1) of
the Securities Exchange Act of 1934
(Amendment No. 7)
PETER KIEWIT SONS’, INC.
(Name of Subject Company)
PETER KIEWIT SONS’, INC.
(Names of Filing Person (Issuer))

COMMON STOCK, PAR VALUE $0.01 PER SHARE
(Title of Class of Securities)

None
(CUSIP Number of Class of Securities)
Tobin A. Schropp
Peter Kiewit Sons’, Inc.
Kiewit Plaza
Omaha, NE 68131
Telephone: (402) 342-2052
(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing persons)
Copies to:
Kenton J. King, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue
Palo Alto, CA 94301
Telephone: (650) 470-4500
CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee**
$1,563,674,388.02	$48,004.80

*	The transaction valuation was estimated calculated by (i) the number of the outstanding shares of common stock of Peter Kiewit Sons’, Inc. (19,800,866 shares) to be acquired multiplied by (ii) the most recently calculated book value of the common stock ($78.97) per share, determined as of September 30, 2007 with respect to both the book value of the common stock and number of outstanding shares of common stock.

**	The amount of the filing fee, calculated pursuant to Rule 0-11 under the Securities Exchange Act of 1934, as amended, equals $30.70 per million of the value the transaction.
☐	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

Amount Previously Paid: $48,004.08	Form or Registration No. Schedule TO-I& Schedule TO-I/A

Filing party: Peter Kiewit Sons’, Inc.	Date Filed: October 11, 2007 & November 28, 2007
☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer. Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1.

☑	issuer tender offer subject to Rule 13e-4.

☑	going-private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.
Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

     This Amendment No. 7 (“Amendment No. 7”) filed under cover of Schedule TO amends and supplements the Tender Offer Statement on Schedule TO and Rule 13E-3 Transaction Statement filed under cover of Schedule TO (“Schedule TO”) with the Securities and Exchange Commission (the “SEC”) on October 11, 2007, by Peter Kiewit Sons’, Inc., a Delaware corporation (the “Company”), as previously amended by Amendment No. 1 (“Amendment No. 1”) filed with the SEC on October 23, 2007, Amendment No. 2 (“Amendment No. 2”) filed with the SEC on November 14, 2007, Amendment No. 3 (“Amendment No. 3”) filed with the SEC on November 21, 2007, Amendment No. 4 (“Amendment No. 4”) filed with the SEC on November 28, 2007, Amendment No. 5 (“Amendment No. 5”) filed with the SEC on November 29, 2007 and Amendment No. 6 (“Amendment No. 6”) filed with the SEC on November 30, 2007, in connection with an issuer tender offer by the Company to exchange all of the outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company for interests in the proposed Peter Kiewit Sons’, Inc. Employee Ownership Plan (the “Plan”) in connection with a proposed going-private transaction.
     The Schedule TO relates to the Offer to Exchange Outstanding Shares of Stock of Peter Kiewit Sons’, Inc. Held by Employees of Peter Kiewit Sons’, Inc. and its Subsidiaries for Interests in the Peter Kiewit Sons’ Inc. Employee Ownership Plan (the “Offer to Exchange”), a copy of which was previously filed with the SEC by the Company on October 23, 2007 as Annex D to the Company’s Definitive Proxy Statement on Schedule 14(a) (the “Definitive Proxy Statement”). The terms and conditions of the offer are described in the Offer to Exchange, as amended and supplemented by the first supplement to the Offer to Exchange (the “First Offer Supplement”) filed with the SEC as additional definitive materials on November 14, 2007 and as Annex A to the first supplement to the Definitive Proxy Statement (“the First Proxy Supplement”) and by the second supplement to the Offer to Exchange (the “Second Offer Supplement”) filed with the SEC as additional definitive materials on November 29, 2007 and as Annex A to the second supplement to the Definitive Proxy Statement (“the Second Proxy Supplement”). The proposed Plan was filed with the SEC on October 23, 2007 as Annex B to the Definitive Proxy Statement. The revised proposed amendment of and restatement of the Restated Certificate of Incorporation of the Company is being filed concurrently with the SEC as Annex B and Annex C to the third supplement to the Definitive Proxy Statement (“the Third Proxy Supplement”).
     This Amendment No. 7 amends and supplements the disclosure set forth on the Schedule TO as amended prior to the date hereof. This Amendment No. 7 is filed in connection with the revision of the Certificate Amendment, which is discussed in the Third Proxy Supplement and the third supplement to the Offer to Exchange (“the Third Offer Supplement”), which is being filed concurrently with the SEC as Annex A to the Third Proxy Supplement. The revised proposed text of the Certificate Amendment is being filed with the SEC as Annex B to the Third Proxy Supplement. The revised text of the Certificate Amendment marked to reflect the revisions from the Certificate Amendment, which was filed with the SEC as Annex A to the Definitive Proxy Statement, is being filed concurrently with the SEC as Annex C to the Third Proxy Supplement.
Item 4. Terms of the Transaction.
          Item 4 is hereby amended to include the entire text of the Third Proxy Supplement and the entire text of the Third Offer Supplement, both of which are incorporated herein by reference.
Item 6. Purposes of the Transaction and Plans or Proposals.
          Item 6 is hereby amended to include the entire text of the Third Proxy Supplement and the entire text of the Third Offer Supplement, both of which are incorporated herein by reference.
Item 11. Additional Information.
          Item 11 is hereby amended to include the information set forth in the Offer to Exchange, the Definitive Proxy Statement, the Revised Plan, the First Proxy Supplement, the Second Proxy Supplement, the Third Proxy Supplement, the First Offer Supplement, the Second Offer Supplement and the Third Offer Supplement, which is incorporated herein by reference.
Item 12. Exhibits.

          Item 12 is hereby amended by adding Exhibits (a)(1)(A)(iii), (a)(1)(G)(iii), (a)(1)(I)(i), (a)(1)(I)(ii) and (a)(1)(I)(iii).
          Item 12 is hereby amended and replaced in its entirety by the following:

(a)(1)(A)	Offer to Exchange, filed with the SEC on September 21, 2007 as Annex D to the Company’s Preliminary Proxy Statement on Schedule 14A and incorporated herein by reference.*

(a)(1)(A)(i)	First Offer Supplement, filed concurrently with Amendment No. 2 with the SEC on November 21, 2007 as Annex A to the Proxy Supplement and incorporated herein by reference.*

(a)(1)(A)(ii)	Second Offer Supplement, filed concurrently with Amendment No. 5 with the SEC on November 29, 2007 as Annex A to the Second Proxy Supplement and incorporated herein by reference.*

(a)(1)(A)(iii)	Third Offer Supplement, filed concurrently with this Amendment No. 7 with the SEC and incorporated herein by reference.**

(a)(1)(B)	Forms of Cover Letters to Shareholders, filed with the SEC on October 11, 2007.*

(a)(1)(B)(i)	Form of Cover Letter to Stockholders, filed with the SEC on November 29, 2007.*

(a)(1)(C)	Letter of Transmittal, filed with the SEC on October 11, 2007.*

(a)(1)(C)(i)	Letter of Transmittal, filed with the SEC on October 23, 2007.*

(a)(1)(D)	Preliminary Proxy Statement on Schedule 14A, filed with the SEC on September 21, 2007 and incorporated herein by reference.*

(a)(1)(E)	Peter Kiewit Sons’, Inc. Employee Ownership Plan, filed with the SEC on September 21, 2007 as Annex B to the Company’s Preliminary Proxy Statement on Schedule 14(a) and incorporated herein by reference.*

(a)(1)(E)(i)	Revised Plan, filed with the SEC on November 29, 2007 as Annex B to the Second Proxy Statement and incorporated herein by reference.*

(a)(1)(F)	Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 15, 2007 and incorporated herein by reference.*

(a)(1)(G)	Definitive Proxy Statement on Schedule 14A, filed with the SEC concurrently with Amendment No. 1 on October 23, 2007 and incorporated herein by reference.*

(a)(1)(G)(i)	First Proxy Supplement, filed concurrently with Amendment No. 2 with the SEC on November 21, 2007 and incorporated herein by reference.*

(a)(1)(G)(ii)	Second Proxy Supplement, filed concurrently with Amendment No. 5 with the SEC on November 29, 2007 and incorporated herein by reference.*

(a)(1)(G)(iii)	Third Proxy Supplement, filed concurrently with this Amendment No. 7 with the SEC and incorporated herein by reference.**

(a)(1)(H)	Offer to Exchange, filed with the SEC concurrently with Amendment No. 1 on October 23, 2007 as Annex D to the Company’s Definitive Proxy Statement and incorporated herein by reference.*

(a)(1)(I)(i)	Proposed Amendment to and Restatement of the Restated Certificate of Incorporation of the Company (“Certificate”), filed with SEC on October 23, 2007 as Annex A to the Definitive Proxy Statement on October 23, 2007 and incorporated herein by reference.*

(a)(1)(I)(ii)	Revised Proposed Amendments to the Certificate Noting Amendments to the Present Certificate, filed concurrently with this Amendment No. 7 with the SEC as Annex B to the Third Proxy Supplement and incorporated herein by reference.**

(a)(1)(I)(iii)	Revised Proposed Amendments to the Certificate Noting Revision to the Previously Distributed Proposed Certificate Amendment, filed concurrently with this Amendment No. 7 with the SEC as Annex C to the Third Proxy Supplement and incorporated herein by reference.**

(a)(2)(A)	Transcript of a Video Message by the Chairman of the Board of Directors of the Company addressed to the Stockholders on October 23, 2007.*

(a)(2)(B)	Text of an E-Mail Message Sent to Stockholders of the Company on October 23, 2007 Containing a Web Link to View
On-Line the Video Message from the Chairman of the Board of Directors, as Transcribed in Exhibit (a)(2)(A).*

(a)(5)(A)	Director & Executive Officer Biographies, filed with the SEC on September 21, 2007 as Annex E to the Company’s Preliminary Proxy Statement on Schedule 14(a) and incorporated herein by reference.*

(a)(5)(B)	Letter from the Chairman of the Board of Directors of the Company to the Stockholders to be delivered to the Stockholders with the Proxy Supplement on or about November 21, 2007, filed with the SEC on November 14, 2007.*

(a)(5)(C)	Letter from the Chairman of the Board of Directors of the Company to the Stockholders to be delivered to the Stockholders with the Proxy Supplement on or about November 21, 2007, filed with the SEC on November 21, 2007.*

(a)(5)(D)	Press Release, filed with the SEC on Amendment No. 4 and dated November 28, 2007.*

(b)	Not applicable.

(d)(1)(A)	Form of Stock Repurchase Agreement for Employee Stockholders, incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-8 as filed with the SEC on August 4, 2003.*

(g)	Not applicable.

(h)(1)	Tax Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, dated October 11, 2007.*

(h)(2)	Tax Opinion of Blake, Cassels & Graydon LLP, dated October 11, 2007.*

*	Filed previously.

**	Filed concurrently.
Item 13. Information Required by Schedule 13E-3.
Schedule 13E-3, Item 4. Terms of the Transaction.
          Item 4 is hereby amended to include the entire text of the Third Proxy Supplement and the entire text of the Third Offer Supplement, both of which are incorporated herein by reference.
Schedule 13E-3, Item 7. Purposes, Alternatives, Reasons and Effects.
          Item 7 is hereby amended to include the information set forth under the headings “Purposes” and “U.S. Federal Income Tax Consequences” in the Third Proxy Supplement and is incorporated herein by reference.
Schedule 13E-3, Item 8. Fairness of the Transaction.
          Item 8 is hereby amended to include the information set forth under the headings “Material Differences” and “Fairness” in the Third Proxy Supplement and is incorporated herein by reference.

SIGNATURE
     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Peter Kiewit Sons’, Inc.

By:	/s/ Tobin A. Schropp

Name: Tobin A. Schropp
Title: Senior Vice President

Dated: December 19, 2007

Index of Exhibits

(a)(1)(A)	Offer to Exchange, filed with the SEC on September 21, 2007 as Annex D to the Company’s Preliminary Proxy Statement on Schedule 14A and incorporated herein by reference.*

(a)(1)(A)(i)	First Offer Supplement, filed concurrently with Amendment No. 2 with the SEC on November 21, 2007 as Annex A to the Proxy Supplement and incorporated herein by reference.*

(a)(1)(A)(ii)	Second Offer Supplement, filed concurrently with Amendment No. 5 with the SEC on November 29, 2007 as Annex A to the Second Proxy Supplement and incorporated herein by reference.*

(a)(1)(A)(iii)	Third Offer Supplement, filed concurrently with this Amendment No. 7 with the SEC and incorporated herein by reference.**

(a)(1)(B)	Forms of Cover Letters to Shareholders, filed with the SEC on October 11, 2007.*

(a)(1)(B)(i)	Form of Cover Letter to Stockholders, filed with the SEC on November 29, 2007.*

(a)(1)(C)	Letter of Transmittal, filed with the SEC on October 11, 2007.*

(a)(1)(C)(i)	Letter of Transmittal, filed with the SEC on October 23, 2007.*

(a)(1)(D)	Preliminary Proxy Statement on Schedule 14A, filed with the SEC on September 21, 2007 and incorporated herein by reference.*

(a)(1)(E)	Peter Kiewit Sons’, Inc. Employee Ownership Plan, filed with the SEC on September 21, 2007 as Annex B to the Company’s Preliminary Proxy Statement on Schedule 14(a) and incorporated herein by reference.*

(a)(1)(E)(i)	Revised Plan, filed with the SEC on November 29, 2007 as Annex B to the Second Proxy Statement and incorporated herein by reference.*

(a)(1)(F)	Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 15, 2007 and incorporated herein by reference.*

(a)(1)(G)	Definitive Proxy Statement on Schedule 14A, filed with the SEC concurrently with Amendment No. 1 on October 23, 2007 and incorporated herein by reference.*

(a)(1)(G)(i)	First Proxy Supplement, filed concurrently with Amendment No. 2 with the SEC on November 21, 2007 and incorporated herein by reference.*

(a)(1)(G)(ii)	Second Proxy Supplement, filed concurrently with Amendment No. 5 with the SEC on November 29, 2007 and incorporated herein by reference.*

(a)(1)(G)(iii)	Third Proxy Supplement, filed concurrently with this Amendment No. 7 with the SEC and incorporated herein by reference.**

(a)(1)(H)	Offer to Exchange, filed with the SEC concurrently with Amendment No. 1 on October 23, 2007 as Annex D to the Company’s Definitive Proxy Statement and incorporated herein by reference.*

(a)(1)(I)(i)	Proposed Amendment to and Restatement of the Restated Certificate of Incorporation of the Company (“Certificate”), filed with SEC on October 23, 2007 as Annex A to the Definitive Proxy Statement on October 23, 2007 and incorporated herein by reference.*

(a)(1)(I)(ii)	Revised Proposed Amendments to the Certificate Noting Amendments to the Present Certificate, filed concurrently with this Amendment No. 7 with the SEC as Annex B to the Third Proxy Supplement and incorporated herein by reference.**

(a)(1)(I)(iii)	Revised Proposed Amendments to the Certificate Noting Revision to the Previously Distributed Proposed Certificate Amendment, filed concurrently with this Amendment No. 7 with the SEC as Annex C to the Third Proxy Supplement and incorporated herein by reference.**

(a)(2)(A)	Transcript of a Video Message by the Chairman of the Board of Directors of the Company addressed to the Stockholders on October 23, 2007.*

(a)(2)(B)	Text of an E-Mail Message Sent to Stockholders of the Company on October 23, 2007 Containing a Web Link to View On-Line the Video Message from the Chairman of the Board of Directors, as Transcribed in Exhibit (a)(2)(A).*

(a)(5)(A)	Director & Executive Officer Biographies, filed with the SEC on September 21, 2007 as Annex E to the Company’s Preliminary Proxy Statement on Schedule 14(a) and incorporated herein by reference.*

(a)(5)(B)	Letter from the Chairman of the Board of Directors of the Company to the Stockholders to be delivered to the Stockholders with the Proxy Supplement on or about November 21, 2007, filed with the SEC on November 14, 2007.*

(a)(5)(C)	Letter from the Chairman of the Board of Directors of the Company to the Stockholders to be delivered to the Stockholders with the Proxy Supplement on or about November 21, 2007, filed with the SEC on November 21, 2007.*

(a)(5)(D)	Press Release, filed with the SEC on Amendment No. 4 and dated November 28, 2007.*

(b)	Not applicable.

(d)(1)(A)	Form of Stock Repurchase Agreement for Employee Stockholders, incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-8 as filed with the SEC on August 4, 2003.*

(g)	Not applicable.

(h)(1)	Tax Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, dated October 11, 2007.*

(h)(2)	Tax Opinion of Blake, Cassels & Graydon LLP, dated October 11, 2007.*

*	Filed previously.

**	Filed concurrently.